Exhibit 18

May 27, 2016

The Board of Directors
Chico’s FAS, Inc.
11215 Metro Parkway
Fort Myers, FL 33966

The Board of Directors of Chico’s FAS, Inc.:

Note 1 of the Notes to the Consolidated Financial Statements of Chico’s FAS, Inc. and subsidiaries included in its Form 10-Q for the quarter ended April 30, 2016 describes a change in the method of accounting related to the classification of shipping costs from Selling, General & Administrative Expenses to Cost of Goods Sold in the consolidated statements of income. We conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to January 30, 2016, and therefore we do not express any opinion on any financial statements of Chico’s FAS, Inc. and subsidiaries subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Tampa, Florida